Exhibit 10.2

May 26, 2020

Re:    Waiver of Compensation

Dear [Helmy / AmirAli]:

This letter serves to memorialize your agreement with Guardant Health, Inc. (the “Company”) regarding certain compensation-related matters during the Waiver Period (as defined below). Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Company’s Executive Severance Plan, as amended (the “Severance Plan”), as in effect on the date hereof.

You agree and acknowledge:

•
Your annual base salary will be reduced from $500,000 (the “Original Base Salary”) to $1 (the “Revised Base Salary”), effective May 31, 2020 (the “Effective Date”), continuing during the Waiver Period.

•	You will not be eligible to receive an annual cash bonus from the Company for 2020 or with respect to any other portion of the Waiver Period.

•
During the Waiver Period, you (and your spouse and/or eligible dependents) will be eligible, at the sole cost of the Company, to participate in and be covered under the health and welfare benefit plans and programs maintained by the Company for the benefit of its employees from time to time. If the Company is otherwise unable to continue to cover you under its group health plans without violating law or incurring penalties (including, without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act) then, in either case, you agree that the employee-portion of the relevant premium payment(s) will be taxable to you. You also acknowledge and agree that the premium paid with respect to the Company’s life insurance plan / program may be taxable to you. The coverage provided to you, your spouse and eligible dependents will be provided to you (and them) on a tax-neutral basis to you (that is, as if the coverage were tax-free to you). The Company will implement the preceding sentence by making additional payments to you so that the net effect to you and your family will be as if the coverage were tax free to you. Any such payments will be made to you no later than the 60th day of the calendar year following the year of coverage but you will not have control over the year in which the Company chooses to make such payments.

•
If, during the Waiver Period, you experience a severance-qualifying termination of employment for purposes of the Severance Plan, you agree that your Cash Salary Severance shall be determined based on the Revised Base Salary, and that your Target Incentive Compensation shall be zero (capitalized terms, as defined in the Executive Severance Plan).

•
None of the foregoing will constitute an event giving rise to Good Reason for purposes of the Severance Plan or any other agreement between you and the Company, provided that, for the avoidance of doubt, nothing in this sentence affects your right to claim Good Reason as provided in the Founders PSU Award.

•
That certain performance-based restricted stock unit award granted to you on even date herewith (the “Founders PSU Award”), together with the arrangements described in the first bullet of this letter, constitute full payment of wages earned by you for your employment with the Company and its affiliates during the Waiver Period. You also agree and acknowledge that, unless otherwise determined by the Compensation Committee of the Company’s Board of Directors in its sole discretion, you will not be eligible to receive a Company long-term incentive or equity-based compensatory award prior to calendar year 2027 or, if earlier, a Change in Control.

The “Waiver Period” shall mean the date beginning on the Effective Date and ending on the earlier of (i) the seventh anniversary of the Effective Date and (ii) the termination of the Founders PSU Award in connection with a non-Assumption of such award upon a Change in Control, pursuant to Section 2.2(b) of the award agreement evidencing the Founders PSU Award.

Other than as described in this letter, all other terms and conditions of your service remain unchanged.

Please indicate your acceptance and acknowledgement of, and agreement to, the foregoing by signing below.

Sincerely,

By: Ian Clark
Its: Lead Independent Director of the Board of Directors

Agreed and Acknowledged:

Name: [Helmy Eltoukhy / AmirAli Talasaz]